Exhibit 99.1

Financial Strategies Acquisition Corp. Announces Extension of Termination Date and Additional Contribution to Trust Account to Extend Termination Date

Dallas, TX, January 11, 2023 — Financial Strategies Acquisition Corp. (NASDAQ: FXCO, the “Company”), a special purpose acquisition company, announced today that its Board of Directors (the “Board”) has approved an extension of the period of time available to the Company to consummate an initial business combination by one month from January 14, 2023 to February 14, 2023 (the “Termination Date”), as permitted under the Company’s amended and restated certificate of incorporation, as amended. The purpose of the extension is to provide additional time for the Company to complete an initial business combination.

In connection with the extension, Temmelig Investor LLC, an affiliate of the Company’s co-sponsors (the “Lender”), has deposited $50,000 (representing approximately $0.081 per unredeemed share of Class A common stock issued in the Company’s initial public offering) into the trust account established in connection with the Company’s initial public offering pursuant to the Company’s second drawdown upon an unsecured promissory note in the aggregate principal amount of $600,000 issued by the Company to the Lender on December 9, 2022. The promissory note bears no interest and is convertible at the option of the Lender upon the consummation of an initial business combination into private units of the Company identical to the private placement units issued at the time of the Company’s initial public offering at a conversion price of $10.00 per private unit. The Board may elect to further extend the Termination Date on a monthly basis until December 14, 2023 upon the deposit of an additional $50,000 into the trust account per monthly extension.

About Financial Strategies Acquisition Corp.

Financial Strategies Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including statements about the successful consummation of the Company’s initial business combination, are subject to risks and uncertainties, which could cause actual results to differ from those contemplated by the forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering and other reports filed with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Financial Strategies Acquisition Corp.

Timo Vainionpää

(972) 560-4815